Exhibit 99.1

Corbus Pharmaceuticals Announces Corporate Restructuring and Pipeline Portfolio Updates

●	Company is restructuring with the goal of extending cash runway to mid-2022
●	Workforce to be reduced by 54%
●	Company to focus on completing Phase 3 dermatomyositis study and advancing preclinical pipeline into the clinic

Norwood, MA, October 8, 2020 — Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical-stage drug development company pioneering transformative medicines that target the endocannabinoid system (“ECS”), today announced a restructuring of its workforce designed to reallocate capital to certain clinical and preclinical programs.

Corbus will allocate resources towards its lenabasum clinical development program in dermatomyositis (“DM”) and systemic lupus erythematosus (“SLE”), and our pipeline of other novel ECS-targeting drug candidates. The pipeline includes cannabinoid receptor type 1 (CB1) inverse agonists, follow-on cannabinoid receptor type 2 (CB2) agonists, as well as other programs with their own unique mechanism of action in the ECS field. The Company is allocating resources and implementing cost reductions designed with the objective of extending its cash runway to mid-2022. Corbus recorded cash and cash equivalents of approximately $83 million at September 30, 2020.

The Company intends to reduce ongoing expenses and extend its existing cash runway through the following restructuring initiatives and to prioritize its pipeline:

●	Implementing a restructuring program which will result in a reduction of its workforce by 54%;
●	Focusing on those tasks on the critical path for lenabasum in DM and SLE; and
●	Prioritizing its preclinical pipeline based on what the Company believes is its most promising candidates.

Yuval Cohen, Ph.D., Chief Executive Officer of Corbus, said, “I want to thank our employees for their invaluable contributions to Corbus and the commitment they have shown to improving lives of people with rare inflammatory diseases. We believe that reorganizing the business is critical to our success. We will continue to focus our strategy on the potential for lenabasum in serious autoimmune diseases, including through the completion of our Phase 3 clinical trial in DM with an expected data readout in Q4 of next year, and leveraging our preclinical pipeline. We plan to present the full dataset from the RESOLVE-1 Phase 3 study at upcoming medical conferences and are continuing to analyze the data to better understand potential for further study in systemic sclerosis. The dataset from our Phase 2b cystic fibrosis study is currently being presented at the NACFC 2020 conference, and we are assessing potential next steps in CF.”

About Lenabasum

Lenabasum is a novel, oral, small molecule that selectively binds as an agonist to the cannabinoid receptor type 2 (CB2) and resolves inflammation and limits fibrosis in animal and human models of disease. CB2 is preferentially expressed on activated immune cells and on fibroblasts, muscle cells, and endothelial cells. Lenabasum has demonstrated acceptable safety and tolerability profiles in clinical studies to date.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical-stage company focused on the development and commercialization of novel medicines designed to target the endocannabinoid system. The Company’s lead product candidate, lenabasum, is a novel, oral, selective cannabinoid receptor type 2 (CB2) agonist that resolves chronic inflammation and limits fibrosis in animal and human models. Lenabasum is currently being evaluated in dermatomyositis and systemic lupus erythematosus. Corbus is also developing a pipeline of other preclinical drug candidates from its endocannabinoid system platform.

Lenabasum is not approved for the treatment of any indication. For more information on Corbus’ clinical programs, please visit here.

For more information, visit www.CorbusPharma.com, and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s restructuring, trial results, product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors, including the potential impact of the recent COVID-19 pandemic and the potential impact of sustained social distancing efforts, on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Corbus Pharmaceuticals Contacts:

Ted Jenkins, Senior Director, Investor Relations and Corporate Communications
Phone: +1 (617) 415-7745
Email: ir@corbuspharma.com

Lindsey Smith, Director, Investor Relations and Corporate Communications
Phone: +1 (617) 415-7749
Email: mediainfo@corbuspharma.com

Christina Tartaglia
Stern Investor Relations
Phone: +1 (212) 362-1200
Email: christina.tartaglia@sternir.com

-2-